Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Ener1, Inc.
New York, NY

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3, of our report dated March 5, 2008, relating to the consolidated financial statements as of December 31, 2007 and 2006 and for the years then ended, and to the reference to our firm under the caption "Experts" in the Registration Statement.

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

January 7, 2009